Exhibit 10(k)

FORM OF FULL VALUE SHARE AWARD AGREEMENT
(EMPLOYEE)

THIS AGREEMENT, made and entered into as of the Award Date by and between DeVry Inc., a Delaware corporation (“DeVry”), and the Participant.

WHEREAS, DeVry maintains the DeVry Inc. Incentive Plan of 2005 (the “Plan”); and

WHEREAS, the Participant is an employee of DeVry or one of its subsidiaries and has been selected by the Compensation Committee of DeVry’s Board of Directors (the “Committee”) to receive an award of Stock Units (this award is referred to as “Full Value Shares” in this Agreement because it represents the Participant’s ability to receive actual shares of Common Stock of DeVry as the Full Value Share award vests).

NOW, THEREFORE, DeVry and the Participant hereby agree as follows:

1.                  Agreement.  This Agreement evidences the award to the Participant of the number of Full Value Shares relating to the Common Stock of DeVry as set forth above.  A Full Value Share is the right to receive a distribution of a share of Common Stock for each Full Value Share as described in Section 5 of the Agreement.  The Agreement and Full Value Share award shall be subject to the following terms and conditions and the provisions of the Plan, which are hereby incorporated by reference.  A copy of the Plan may be obtained by the Participant from the office of the Secretary of DeVry or from the stock administrator’s website.

2.                  Full Value Share Account.  DeVry shall maintain an account (the “Account”) on its books in the name of the Participant which shall reflect the number of Full Value Shares awarded to the Participant and not vested.  Until the Full Value Shares vest, they are not actual shares of Common Stock, but represent the right to receive shares of Common Stock upon vesting.

3.                  Dividend Equivalents.  Upon the payment of any dividends on Common Stock occurring while any portion of the Participant’s Full Value Share award is outstanding, DeVry shall promptly pay to each Participant an amount in cash equal to the dividends that the Participant would have received had the Participant been the actual owner of the number of shares of Common Stock represented by the Full Value Shares in the Participant’s Account on that date.

4.                  Vesting.

(a)                Except as described below, the Participant shall become vested in his or her Full Value Share award in accordance with the Vesting Schedule set forth above if he or she remains in continuous employment with DeVry or an affiliate until such date.

(b)               If the Participant’s employment with DeVry and all affiliates terminates prior to the completion of the Vesting Schedule due to death or disability, the Full Value Share award shall become fully vested on such date.  For this purpose “disability” means the Participant’s being determined to be disabled under DeVry’s long-term disability plan as in effect from time to time, regardless of whether the Participant is an actual participant in such plan (if the Participant is a participant in such plan, the determination of disability shall be made by the party responsible for making such determination under the plan, and if the Participant is not a participant in such plan, the determination of disability shall be made by the Committee in its sole discretion).

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(c)                If the Participant`s employment with DeVry and all affiliates terminates prior to the completion of the Vesting Schedule due to mutual agreement, the Participant shall be credited with one additional year of service for purposes of determining the vested portion of the Full Value Share award.  For this purpose, "mutual agreement" means a written agreement between DeVry and the Participant that the Participant’s employment with DeVry and all affiliates will be voluntarily terminated; provided that such agreement must be executed by the Participant within 21 days after written notice is given by either party of the impending termination, and if no such agreement is executed by the Participant within such 21-day period, no mutual agreement shall be deemed to exist.

(d)               If the Participant’s employment with DeVry and all affiliates terminates prior to the completion of the Vesting Schedule due to retirement, the Full Value Share award shall continue to vest in accordance with the Vesting Schedule.  For this purpose, “retirement” means the Participant’s termination without cause on or after the date on which the Participant has attained age 55 and the sum of his or her age and service equals or exceeds 65.

For this purpose (i) the term “service” means the Participant’s period of employment with DeVry and all affiliates (including any predecessor company or business acquired by DeVry or any affiliate, provided the Participant was immediately employed by DeVry or any affiliate) and (ii) the term “cause” means the Participant’s termination of employment due to unsatisfactory performance or conduct detrimental to DeVry or its affiliates, as determined solely by DeVry. Age and service shall be determined in fully completed years.

Any Participant whose employment terminates due to retirement as described in this Section 4(d) must execute and deliver to DeVry an agreement, in a form prescribed by DeVry, and in accordance with procedures established by DeVry, that he or she will not compete with, or solicit employees of, DeVry and its affiliates for the remainder of the vesting period, and that he or she releases all claims against DeVry and its affiliates.  If the Participant fails to execute such agreement, or if the agreement is revoked by the Participant, the Full Value Share award shall be forfeited to DeVry on the date of the Participant’s retirement.

(e)                If the Participant’s employment with DeVry and all affiliates terminates prior to the completion of the Vesting Schedule for any reason other than death, disability, mutual agreement or retirement, the portion of the Participant’s Full Value Share award that is not vested as of such date shall be forfeited to DeVry.

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(f)                For purposes of this Agreement, the term “affiliate” means each entity with whom DeVry would be considered a single employer under Sections 414(b) and 414(c) of the Code, substituting “at least 50%” instead of “at least 80%” in making such determination.

(g)               The foregoing provisions of this Section 4 shall be subject to the provisions of any written employment security agreement or severance agreement that has been or may be executed by the Participant and DeVry, and the provisions in such employment security agreement or severance agreement concerning vesting of a Full Value Share award shall supersede any inconsistent or contrary provision of this Section 4.

5.                  Settlement of Award.  If and when a Participant becomes vested in his or her Full Value Share award in accordance with Section 4, DeVry shall distribute to him or her, or his or her personal representative, beneficiary or estate, as applicable, a number of shares of Common Stock equal to the number of Full Value Shares subject to the Full Value Share award that become so vested.  Such shares shall be delivered within 30 days following the date of vesting.

6.                  Withholding Taxes.  The Participant shall pay to DeVry an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements arising in connection with the vesting of the Full Value Share award prior to the delivery of any shares subject to such Full Value Share award.  Payment of such taxes may be made by one or more of the following methods:  (a) in cash, (b) in cash received from a broker-dealer to whom the Participant has submitted irrevocable instructions to deliver the amount of withholding tax to DeVry from the proceeds of the sale of shares subject to the Full Value Share award, (c) by directing DeVry to withhold a number of shares otherwise issuable pursuant to the Full Value Share award with a fair market value equal to the tax required to be withheld, or (d) by delivery (including attestation) to DeVry of other Common Stock owned by the Participant that is acceptable to DeVry, valued at its fair market value on the date of payment.

7.                  Change in Control.  In the event of a Change in Control of DeVry (as defined in the Plan), the Participant shall become immediately vested in his or her Full Value Share award, and the Committee shall have the sole discretion to take appropriate actions with respect to the Full Value Share award, including (a) to cause such Full Value Share award to be settled in shares of Common Stock as described in Section 5 above, which shares shall be subject to the terms of the Change in Control event in the same manner as the other shares of outstanding Common Stock, or (b) to provide for the mandatory purchase of the Full Value Share award for an amount of cash equal to the then Fair Market Value of the Common Stock, multiplied by the number of Full Value Shares subject to the Full Value Share award.

8.                  Rights as Stockholder.  The Participant shall not be entitled to any of the rights of a stockholder of DeVry with respect to the Full Value Share award, including the right to vote and to receive dividends and other distributions, until and to the extent the Full Value Share award vests and is settled in shares of Common Stock.

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9.                  Share Delivery.  Delivery of any shares in connection with settlement of the Full Value Share award will be by book-entry credit to an account in the Participant’s name established by DeVry with DeVry’s transfer agent, or upon written request from the Participant (or his or her personal representative, beneficiary or estate, as the case may be), in certificates in the name of the Participant (or his or her personal representative, beneficiary or estate).

10.              Award Not Transferable.  The Full Value Share award may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order.  The Full Value Share award shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind.  Any attempted assignment, transfer, pledge, or encumbrance of the Full Value Share award, other than in accordance with its terms, shall be void and of no effect.

11.              Beneficiary Designation.  The Participant may, from time to time, name any beneficiary or beneficiaries to whom distribution of the shares of Common Stock subject to the vested portion of the Full Value Share award is to be made, in the event of his or her death.  Each such designation will revoke all prior designations, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant with the Committee during his or her lifetime.  In the absence of any such designation, or if all beneficiaries predecease the Participant, then the Participant’s beneficiary shall be his or her estate.

12.              Administration.  The Full Value Share award shall be administered in accordance with such regulations as the Committee shall from time to time adopt.

13.              Governing Law.  This Agreement, and the Full Value Share award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

14.              Acceptance of Agreement by Participant.  The Participant’s receipt of the Full Value Share award is conditioned upon the acceptance of this Agreement by the Participant no later than 60 days after the Award Date set forth above or, if later, 30 days after the Participant receives this Agreement.  Upon execution of the Agreement, the Participant and DeVry signify their agreement with the terms and conditions of this Agreement.

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